Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS 23% SALES INCREASE AND EPS OF $0.27 FOR FOURTH QUARTER AND 17% SALES INCREASE AND EPS OF $1.18 FOR THE YEAR ENDED JULY 31, 2011

EPS INCLUSIVE OF ACQUISITION RELATED EXPENSES OF $0.02 FOR THE FOURTH QUARTER AND $0.04 FOR THE YEAR

LITTLE FALLS, New Jersey (October 13, 2011) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported a 1% increase in net income to $4,682,000, or $0.27 per diluted share, on a 23% increase in sales to a record $86,018,000 for the fourth quarter ended July 31, 2011, inclusive of approximately $0.02 of expenses related to acquisitions. This compares with net income of $4,623,000, or $0.27 per diluted share, on sales of $69,811,000 for the fourth quarter ended July 31, 2010.

For the fiscal year ended July 31, 2011, the Company reported net income of $20,425,000, or $1.18 per diluted share, on a 17% increase in sales to $321,651,000, inclusive of approximately $0.04 of expenses related to acquisitions. This compares with net income of $19,941,000, or $1.18 per diluted share, on sales of $273,952,000 for the fiscal year ended July 31, 2010.

Andrew Krakauer, Cantel’s President and CEO stated, “We are pleased to have delivered record sales and another quarter of improved earnings, excluding acquisition related expenses.  We continued to achieve good core sales growth in our three major business segments — Endoscope Reprocessing, Water Purification and Filtration, and Healthcare Disposables. Sales increases due to acquisitions further benefited the Water Purification and Healthcare Disposable segments this quarter. Our positive results confirm the continued success of our three-prong strategy for growth which includes investing in new product development, sales and marketing programs and acquisitions.

Our Endoscope Reprocessing business continued its excellent performance with a sales increase of 53% in the quarter, driven by shipments of our two newest reprocessors, the

Advantage® Plus and DSD Edge™, as well as disinfectants and sterilants, parts and service. This accomplishment is a result of successful new product development, the effectiveness and quality of our sales and marketing teams, and our overall ability to capitalize on several market opportunities.”

Krakauer continued, “We were excited to have announced the acquisition of Byrne Medical on August 1, which was the largest transaction in the Company’s history. In purchasing Byrne Medical, Cantel has greatly expanded its hospital and outpatient center-based GI endoscopy business, which includes our market leading Medivators® post-procedure cleaning business. With this acquisition, the company has entered into the market for infection prevention and control products in the endoscopy procedure room itself.  Cantel’s collective endoscopy business, with approximately 80 sales consultants and clinical specialists, now offers the GI professional an unparalleled level of expertise and solutions to mitigate infection risks across the full endoscopy procedure cycle.

I am optimistic about Cantel’s prospects to expand sales and increase profits in fiscal year 2012. We expect to benefit from leveraging our significant sales and marketing investments, continued progress with new products, and successfully growing the three key acquisitions made in the past year — Byrne Medical, Gambro’s United States water business and ConFirm Monitoring.”

The Company further reported that its balance sheet at July 31, 2011 included current assets of $111,324,000, including cash of $18,410,000, a current ratio of 2.56:1, debt of $24,000,000 and stockholders’ equity of $234,315,000. Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash. Our cash provided by operating activities was $10,670,000 for the fourth quarter and $28,198,000 for the full year. We have reduced our net debt position from the prior quarter by over $8 million to $5.6 million. Following the recently announced Byrne Medical acquisition, although gross debt increased by $98,000,000, our gross debt to pro forma EBITDAS ratio is only 2:1. Cantel remains in an excellent position to fund acquisitions and other investment activities.”

Cantel Medical Corp. (NYSE:CMN) is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for the dental industry, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the fourth quarter ended July 31, 2011 on Thursday, October 13, 2011 at 11:00 AM Eastern time. To participate in the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, October 13, 2011 at 2:00 PM through midnight on December

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13, 2011 by dialing (877) 660-6853 and using pass code # 286 and conference ID # 380475.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=166106.  A replay of the webcast will be available on Vcall for 90 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

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CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2011	2010	2011	2010

Net sales	$86,018	$69,811	$321,651	$273,952

Cost of sales	54,121	42,115	198,868	162,981

Gross profit	31,897	27,696	122,783	110,971

Expenses:
Selling	12,216	9,509	44,144	36,092
General and administrative	10,792	9,319	40,655	37,045
Research and development	1,869	1,405	6,648	5,169
Total operating expenses	24,877	20,233	91,447	78,306

Income before interest and income taxes	7,020	7,463	31,336	32,665

Interest expense	262	210	960	1,169
Interest income	(24)	(24)	(86)	(59)

Income before income taxes	6,782	7,277	30,462	31,555

Income taxes	2,100	2,654	10,037	11,614

Net income	$4,682	$4,623	$20,425	$19,941

Earnings per common share - diluted	$0.27	$0.27	$1.18	$1.18

Dividends per common share	$0.06	$0.05	$0.12	$0.10

Weighted average shares - diluted	17,452	16,997	17,324	16,968

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	July 31,	July 31,
	2011	2010
Assets
Current assets	$111,324	$94,731
Property and equipment, net	34,459	35,243
Intangible assets, net	39,191	32,717
Goodwill	134,770	116,783
Other assets	1,699	1,191
	$321,443	$280,665

Liabilities and stockholders’ equity
Current portion of long-term debt	$—	$10,000
Other current liabilities	43,411	30,984
Long-term debt	24,000	11,000
Other long-term liabilities	19,717	19,276
Stockholders’ equity	234,315	209,405
	$321,443	$280,665

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three and twelve months ended July 31, 2011 and 2010, respectively, is as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2011	2010	2011	2010

Net income	$4,682	$4,623	$20,425	$19,941

Income taxes	2,100	2,654	10,037	11,614
Interest expense	262	210	960	1,169
Interest income	(24)	(24)	(86)	(59)
Depreciation	1,720	1,612	6,759	6,333
Amortization	1,497	1,263	5,687	5,105
Loss on disposal of fixed assets	18	14	10	238

EBITDA	10,255	10,352	43,792	44,341

Stock-based compensation expense	797	860	3,350	3,130

EBITDAS	$11,052	$11,212	$47,142	$47,471

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.